Exhibit 20

                           BOWLES FLUIDICS CORPORATION
               6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
                      Phone: 410-381-0400 Fax: 410-381-2718


                                                                March 11, 1997



TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:

The sales of washer nozzles and defrosters in the first quarter of FY 1997 were lower than last year but higher than anticipated in our budget. The decrease in defroster shipments as certain models were discontinued accounts for this sales decline.

Our efforts and expenditures in this quarter have resulted in significant progress in a number of areas.

We were awarded a washer nozzle program by a large transplant automotive supplier, resulting in our becoming a major player in that market.

We continue to pursue opportunities for application of our AC outlet to additional car lines as well as perform the design and development of production tooling for the current contract.

The consumer tests of our nozzles in a household application have been sufficiently successful to consider an expansion in market scope.

We plan to continue to devote much of our resources to development of the new automotive and household products while addressing needs to improve our washer nozzle line.

                                       Sincerely,



                                       Ronald Stouffer
                                       President

RS:lto
Enclosure

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BOWLES FLUIDICS CORPORATION                                           EXHIBIT 20
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                Three Months Ended
                                         January 25, 1997    January 27, 1996
                                         ----------------    ----------------

Net Sales                                   $ 4,244,123         $ 4,550,061
Cost of Sales                                 3,158,081           3,062,121
Selling, General and Administrative
  Expenses                                      840,982             663,375
Research and Development Costs                  274,761             215,474
Interest Expense and Other (Income) and
  Expense, Net                                  (17,034)            (10,494)
                                            -----------         -----------

Income (loss) before Taxes                  $   (12,667)        $   619,585

Provision (benefit) for Income Taxes            (14,832)            226,616
                                            -----------         -----------
Net Income                                  $     2,165         $   392,969
                                            -----------         -----------
Income (loss) applicable to Common
  Shareholders                              $   (16,497)        $   374,307
                                            ===========         ===========

Net Income per Common Share
  Primary                                   $        --         $      0.03
  Fully Diluted                             $        --         $      0.02

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                             Unaudited            Audited
                                          January 25, 1997    October 26, 1996
                                          ----------------    ----------------
Assets
  Cash and Cash Equivalents                 $ 1,095,902         $ 1,287,110
  Investments                                   586,171             577,837
  Accounts Receivable                         2,838,557           2,775,658
  Inventories                                 1,472,060           1,986,065
  Other Current Assets                          593,003             556,525
                                            -----------         -----------

    Total Current Assets                      6,585,693           7,183,195

  Property, Plant and Equipment, Net          3,416,335           3,428,765
  Other Assets                                  102,693             107,892
                                            -----------         -----------

    Total Assets                            $10,104,721         $10,719,852
                                            ===========         ===========

Liabilities and Stockholders' Equity
  Accounts Payable--Trade                   $   858,578         $ 1,104,511
  Accrued Expenses and Other Liabilities      1,225,301           1,389,356
  Income Taxes Payable                           40,000              40,000
  Current Portion of Long-Term Debt                  --                  --
                                            -----------         -----------

    Total Current Liabilities                 2,123,879           2,533,867

  Long-Term Debt                                     --                  --
  Other Liabilities and Deferred Income
    Taxes                                       553,286             746,433
                                            -----------         -----------

    Total Liabilities                         2,677,165           3,280,300
                                            -----------         -----------

  8% Convertible Preferred Stock                933,080             933,080
  Common Stock                                1,264,001           1,261,001
  Additional Paid-in Capital                  2,728,082           2,726,583
  Retained Earnings                           2,502,393           2,518,888
                                            -----------         -----------

    Stockholders' Equity                      7,427,556           7,439,552
                                            -----------         -----------

    Total Liabilities and Stockholders'
      Equity                                $10,104,721         $10,719,852
                                            ===========         ===========

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                                    FORM 10-Q

                           BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       BOWLES FLUIDICS CORPORATION





Date _______________                   By _______________________
                                          Ronald D. Stouffer
                                          President





Date _______________                   By _______________________
                                          David A. Quinn
                                          Vice President-Finance

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